Exhibit 10.41

SEPARATION AGREEMENT AND GENERAL RELEASE

        This Separation Agreement and General Release (“Agreement”) is being entered into on the date listed on the signature page hereof by and between David Cory (“Executive”) and Eiger BioPharmaceuticals, Inc. (“Company”). Executive and the Company are referred to jointly as the “Parties” or individually as a “Party.”

WHEREAS, Executive was employed by the Company as its President and Chief Executive Officer pursuant to that certain Amended and Restated Employment Terms Offer Letter Agreement dated November 1, 2019 (the “Offer Letter Agreement”);

WHEREAS, Executive resigned his employment from the Company, effective December 14, 2022;

WHEREAS, the Parties desire to set forth their understandings and mutual agreements with respect to Executive’s end of employment with the Company, Executive’s benefits and obligations following Executive’s end of employment, and all other matters between them;

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, and intending to be legally bound hereby, the Parties agree as follows:
    Section 1.    Separation from Employment

(a)    Separation Date. Executive resigned his employment with such resignation effective on December 14, 2022 (the “Separation Date”). Executive received Executive’s regular base salary through the Separation Date, and was paid $48,230.77 for all of his accrued but unused vacation through the Separation Date, but is not and will not be entitled to any other compensation through the Separation Date. Coverage under any benefit plans ceased as of December 31, 2022. Executive will be entitled to continue his health plan coverage pursuant to COBRA at his sole expense following the Separation Date, regardless of whether Executive signs this Agreement.

(b)    Salary Continuation and 2022 Bonus. Company will pay Executive $1,504,800, which is an amount equal to eighteen (18) months of (1) Executive’s base salary as of the Separation Date, and (2) the Bonus (as defined in the Offer Letter Agreement) at the target level as of the Separation Date on a pro-rata basis (i.e., for 18 months) ((1) and (2), collectively, “Salary Continuation”), in each case less applicable withholdings and deductions and subject to Section 1(f). The Salary Continuation will be paid by direct deposit in equal installments on the Company’s regular payroll schedule over the eighteen (18)-month period following the Separation Date, commencing with the first regular payroll schedule in 2023 occurring at least three (3) business days following the date this Agreement becomes effective and no longer subject to revocation by Executive (as described in Section 17), with the first such payment to include the Salary Continuation that Executive would have received had this Agreement become effective on the Separation Date. As of the date of this Agreement, the Company’s current payroll schedule is bi-monthly, such that the payment per pay period for the Salary Continuation, after the first such payment, will be $41,800. Company will also pay Executive $376,200, which is an amount equal to a bonus for calendar year 2022 at the target level, less applicable withholdings and deductions. This payment for a 2022 bonus will be made on the first regular payroll schedule in 2023 occurring at least three (3) business days following the date this Agreement becomes effective and no longer subject to revocation by Executive (as described in Section 17) and subject to Section 1(f).

(c)    Health Continuation Coverage. If Executive timely elects continued coverage under COBRA for Executive and his covered dependents, then the Company shall reimburse the Executive for (subject to submission of evidence of proof of payment to Matthew Bys (or such other designee of the Company) reasonably acceptable to the Company of the incurrence of such expense and subject to any applicable reimbursement policies or practices of the Company as may be in effect) the COBRA premiums necessary to continue Executive’s health plan insurance coverage in effect for Executive and his eligible dependents on the Separation Date until the earliest of (i) the close of the eighteen (18) month period following the Separation Date, (ii) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (iii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. If Executive becomes eligible for coverage under another employer's group health plan or otherwise ceases to be eligible for COBRA during the period provided in this Section 1(c), Executive must notify the Company as soon as practicable of such event, and all payments and obligations under this Section 1(c) shall cease.

(d)    Equity. As of the Separation Date, Executive has been granted stock options to purchase an aggregate of 502,002 shares of the Company’s common stock that are unvested, and 108,333 unvested performance-based restricted stock units and restricted stock units of the Company (the “Unvested Awards”). As of the Separation Date, Executive has been granted stock options to purchase 1,296,525 shares of the Company’s common stock that are vested, and 15,667 restricted stock units of the Company have become vested and were settled. Other than stock options to purchase an aggregate of 1,798,527 shares of the Company’s common stock, and 124,000 performance-based restricted stock units and restricted stock units of the Company, in each case as described in the immediately preceding two sentences of this Section 1(d), or any publicly-traded stock in the Company owned by Executive, Executive has been granted and holds no equity or similar interests in the Company or any of its affiliates. Subject to Section 1(f), in each award granted to Executive in which there are unvested awards, fifty percent (50%) of such unvested awards will become vested on the date that this Agreement becomes effective and no longer subject to revocation by Executive (as described in Section 17), such that, in the aggregate, fifty percent (50%) of the Unvested Awards (the “Accelerated Awards”) will become vested on the date that this Agreement becomes effective and no longer subject to revocation by Executive (as described in Section 17). As of the Separation Date, any Unvested Awards that are not Accelerated Awards shall be immediately forfeited and cancelled without any further action of the Company. The Parties acknowledge and agree that, subject to Executive’s compliance with Section 1(f), any vested stock option to purchase shares of common stock of the Company, including any of the Accelerated Awards that are in the form of stock options, shall remain exercisable until the earlier of (i) the originally stated expiration date of the applicable stock option, and (ii) the first anniversary of the Separation Date; provided however that Executive acknowledges and agrees that any stock option that is intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended, shall instead be treated as a nonqualified stock option in the event that any such stock option is exercised later than three (3) months following the Separation Date.

(e)    Legal Fees. Subject to Section 1(f), the Company will reimburse Executive up to $10,000 for his legal fees associated with the negotiation of this Agreement, following Executive’s submission (within forty-five (45) days following the date this Agreement becomes effective and no longer subject to revocation by Executive (as described in Section 17)) of a completed W-9 form, bank support (such as a cancelled check or bank letter), and invoice (listing hours spent, legal fees incurred, and general summary of work performed) from Executive’s counsel.

(f)    Conditions on Benefits. To receive the payments and benefits described in Section 1(b), Section 1(c), Section 1(d), and Section 1(e), (i) Executive must sign and return this Agreement such that it becomes effective and no longer subject to revocation by Executive (as described in Section 17) no later than 60 days following the Separation Date (i.e., no later than February 12, 2023), and (ii) Executive must remain in compliance with Executive’s obligations under this Agreement (including without limitation under Sections 6, 7, and 8) and any other contractual obligations Executive may have to the Company or any of its affiliates (including without limitation under the EPIIA, as defined below). If the Company’s Board of Directors determines in good faith after reasonable investigation that Executive has breached any of his obligations under this Agreement (including without limitation under Sections 6, 7, or 8) or any other contractual obligation Executive may have to the Company or its affiliates (including without limitation under the EPIIA, as defined below), (i) Executive will immediately return to the Company any portion of the payments that have been paid to Executive pursuant to Section 1(b) and any payments made by the Company pursuant to Section 1(c) and Section 1(e), (ii) the Accelerated Awards shall be immediately forfeited and cancelled without any further action of the Company, and (iii) Executive will be entitled to no further payments or benefits pursuant to Section 1(b), Section 1(c), Section 1(d), or Section 1(e). Notwithstanding anything to the contrary in this Agreement or otherwise, Executive acknowledges and agrees that any payments or benefits provided hereunder that constitute “incentive-based compensation” pursuant to the SEC’s final clawback rules under § 954 of Dodd-Frank, NASDAQ’s listing standards and any applicable clawback policy that the Company may implement in connection therewith (such final clawback rules, listing standards and Company policy, together, the “Clawback Rules”) shall be subject to repayment by Executive as contemplated and required thereunder. Accordingly, Executive acknowledges and agrees that, to the extent required under the Clawback Rules, Executive shall timely and fully repay any such amounts, on a pre-tax basis, to the Company and agrees that any such repayment shall, in no event, constitute a breach of the Company’s obligations hereunder.

(g)    Separation from Other Positions. Upon the Separation Date, and without further action or notice by Executive or the Company (or its affiliates), Executive will be deemed to have resigned from any position he may hold, as an employee or otherwise, with the Company or any of its affiliates, including without limitation any position he may hold (as a director or otherwise) on the Board of Directors or other governing bodies of the Company or any of its affiliates. Executive agrees to cooperate with the Company to take all actions requested by the Company to evidence such resignations. Without limiting the foregoing, Executive’s execution of this Agreement shall be deemed the grant by Executive to the officers of the Company of a limited irrevocable power of attorney (which is deemed coupled with an interest) to sign in Executive’s name and on Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

(h)    No Other Payments. Executive acknowledges and agrees that Executive has timely received all wages, benefits, expense reimbursements, and other compensation to which Executive was entitled in connection with his employment or other relationship with the Company or any of the Released Parties, or the termination thereof, through the Separation Date, except for reasonable attorneys’ fees incurred by Executive in connection with the investigation predating this Agreement and subject to indemnification by the Company. Without limiting the foregoing, Executive specifically acknowledges and agrees that he has been timely paid for all bonuses to which he was entitled and reimbursement for all business expenses incurred, in each case through the Separation Date. Except as described in this Section 1, Executive acknowledges and agrees that he is not entitled to any other wages, compensation, bonuses, commissions, equity, severance, benefits, expense reimbursements, or other payments in connection with Executive’s employment or other relationship, or the termination of Executive’s employment or other relationship, with the Company or any of the Released Parties, and neither the Company nor any of the Released Parties shall have any liability or obligation to Executive in excess of the amounts specified in this Section 1, including Executive’s indemnification rights referenced in this Section 1(h).

        Section 2.    Complete General Release of Claims by Executive

        In consideration of the payments and benefits described in Section 1(b), Section 1(c), Section 1(d), Section 1(e), and other good and valuable consideration to which Executive would not otherwise be entitled, Executive unconditionally discharges, releases, and remises the Released Parties (as defined below), jointly and severally, of and from all claims, causes of action, suits, charges, debts, dues, sums of money, attorneys’ fees and costs, accounts, bills, covenants, contracts, torts, agreements, expenses, wages, bonuses, compensation, promises, damages, judgments, rights, demands, or otherwise (“Claims”), known or unknown, in law or equity, accrued or un-accrued, contingent or non-contingent, arising at any time up to and including the date Executive signs this Agreement, whether or not capable of proof as of the date of this Agreement, whether common law or statutory, whether or not now recognized, that Executive or anyone claiming by, through, or under him (including without limitation his heirs, executors, personal representatives, administrators, assigns, and spouse(s)) in any way might have, or could have, against any of the Released Parties.

        The Claims enumerated above (“Released Claims”) shall include, without limitation and only by way of example: all Claims arising from or relating to Executive’s employment with any of the Released Parties, or the termination thereof; all Claims arising from or relating to the Offer Letter Agreement and any other agreements between Executive and any of the Released Parties; all Claims arising from or relating to any options or other equity interests/awards in any of the Released Parties (except to the extent explicitly provided in Section 1(d) of this Agreement); all Claims for discrimination based on age, sex, race, color, disability status, national origin, religion, or any other protected characteristic, including (without limitation) Claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Rehabilitation Act, the California Fair Employment and Housing Act, the Unruh Civil Rights Act, and all state and local analogues of such statutes; all Claims under the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Equal Pay Act, the Fair Credit Reporting Act, the Families First Coronavirus Response Act, the California Family Rights Act, the Moore-Brown-Roberti Family Rights Act, the California Worker Adjustment and Retraining Notification Act, the California Labor Code (including without limitation the California political activities discrimination statute, Cal. Labor Code § 1101; California crime victim or domestic violence victim discrimination statute, Cal. Labor Code § 230; and California equal pay law, Cal. Labor Code § 1197.5), the California Voting Leave Law, and all other federal, state, and local statutes, rules, regulations, or ordinances; and all common law Claims, including (without limitation) Claims for breach of contract, defamation, interference with contractual/prospective contractual relations, invasion of privacy, promissory estoppel, negligence, breach of the covenant of good faith and fair dealing, fraud, infliction of emotional distress, wrongful discharge, punitive damages, and any other common law Claims under the laws of any jurisdiction. It is the intention of the Parties that the language relating to the description of Claims released in this Section shall be given the broadest possible interpretation permitted by law. Nothing in this Section shall be construed to impair, limit, reduce, alter, or affect Executive’s rights or claims under this Agreement, any rights to vested equity or as an equityholder in the Company, any rights to indemnification that Executive may have, any rights or claims that cannot be waived as a matter of law, and any rights to any vested benefits under any employee benefit plans, which rights remain subject to the terms of the applicable plan documents.

        As used herein, “Released Parties” means: (i) Eiger BioPharmaceuticals, Inc.; (ii) the Company’s past, present, and future parents, subsidiaries, and affiliates (including without limitation Eiger, Inc.); (iii) each of the foregoing entities’/persons’ successors and assigns; (iv) each of the foregoing entities’/persons’ owners, shareholders, officers, directors, managers, members, partners, employees, attorneys, agents, insurers, representatives, and benefit plans (including such plan’s fiduciaries, administrators, insurers, trustees, and the like), in their individual and official capacities; and (v) all entities/persons claimed to be jointly or severally liable with any of the foregoing entities/persons or through/by which any such entities/persons have acted with respect to the Executive.

Section 3.    Covenant Not to Sue

        Executive agrees and covenants not to file, initiate, or join any lawsuit (either individually, with others, or as part of a class), in any forum, pleading, raising, or asserting any Claim(s) barred or released by Section 2 of this Agreement. If Executive does so, and the action is found to be barred in whole or in part by this Agreement, Executive agrees to pay the attorneys’ fees and costs, or the proportions thereof, incurred by the applicable Released Party in defending against those Claims that are found to be barred by Section 2 of this Agreement. Nothing in this Section 3 or this Agreement precludes Executive from challenging the validity of the release in Section 2 under the requirements of the Age Discrimination in Employment Act, and Executive shall not be responsible for reimbursing the attorneys’ fees and costs of the Released Parties in connection with such a challenge to the validity of the release. Executive, however, acknowledges that the release in Section 2 applies to all Claims that Executive has under the Age Discrimination in Employment Act, and that, unless the release is held to be invalid, all of Executive’s Claims under that Act shall be extinguished by execution of this Agreement. Executive agrees that nothing in this Agreement shall preclude or prevent Executive from filing a charge with, providing information to, speaking with, or cooperating with law enforcement, the U.S. Equal Employment Opportunity Commission, the U.S. Securities and Exchange Commission, the California Department of Fair Employment and Housing, a local commission on human rights, or other government agency, or from speaking with Executive’s attorneys. Executive agrees that Executive will not seek or accept any relief obtained on Executive’s behalf by any government agency, private party, class, or otherwise with respect to any Claims released in this Agreement, provided that this Agreement does not limit Executive’s right to receive an award for information provided to any government agency.

Section 4.    Extent of General Release by Executive

Executive agrees that the general release in Section 2 applies not only to Claims that are presently known, suspected, or disclosed to Executive, but also to Claims that are presently unknown, unsuspected, or undisclosed to Executive. Executive hereby acknowledges and agrees that Executive is aware of the provisions of Section 1542 of the California Civil Code regarding the effectiveness of this Agreement on unknown or unsuspected Claims and hereby knowingly waives its protection and the protection of any similar law. Section 1542 provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Executive acknowledges that Executive is assuming the risk that the facts may turn out to be different from what Executive believes them to be and agrees that the release in Section 2 shall be in all respects effective and not subject to termination or rescission because of such mistaken belief.

Section 5.    Acknowledgments

        Each Party acknowledges that such Party is entering into this Agreement freely and voluntarily and without reliance on any promises not expressly contained herein, that such Party has had adequate time to consider this Agreement and consult with legal counsel of such Party’s choice, that such Party has consulted with legal counsel of such Party’s choice, and that this Agreement shall not be deemed void or voidable by any claims of duress, deception, mistake of fact, or otherwise. Nor shall the principle of construction that all ambiguities are to be construed against the drafter be employed in the interpretation of this Agreement. Rather, it is agreed that this Agreement should not be construed for or against any Party.

        Section 6.    Non-Disparagement

        Neither Executive nor any person acting on Executive’s behalf shall disparage or cause to be disparaged, whether directly or indirectly, the Company, any of the products or services of the Company or any of its affiliates, or any of the Released Parties (as previously defined) in any forum or through any medium of communication. Within three (3) days of the date that this Agreement becomes effective and no longer subject to revocation by Executive (as described in Section 17), the Company shall instruct the then-current members of the Board of Directors of the Company and the executive team of the Company to not disparage or cause to be disparaged, whether directly or indirectly, Executive in any forum or through any medium of communication and to not make any statements regarding Executive’s departure from the Company that are inconsistent with the Form 8-K filed by the Company with the U.S. Securities and Exchange Commission on December 20, 2022. Nothing in this Agreement or otherwise prevents Executive or any other person or entity from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.

        Section 7.    Continuing Obligations

(a)     Previous Agreements. Executive acknowledges and agrees that he remains bound by, and will abide by, all of Executive’s obligations under the Employee Proprietary Information and Inventions Agreement (“EPIIA”), which remains in effect in accordance with its terms, is hereby assigned to the Company, and will be construed, without limitation, such that all provisions thereof will run for the benefit of the Company, all references to the “Company” in the EPIIA will include Eiger BioPharmaceuticals, Inc., and the EPIIA will be enforceable by the Company. Executive agrees that the restrictions contained in Section 6 and in this Section 7, and in the EPIIA, are in addition to, and not in lieu of, any similar obligations (including without limitation any protection of confidential information or intellectual property, non-disparagement, or other restrictive covenants) by which Executive may be bound.

(b)    Return of Property. Executive warrants and represents that he has returned to the Company, and has not retained, all property of the Company and its affiliates in Executive’s possession, custody, or control, including without limitation documents, data, and equipment (and any copies thereof) of any nature and in whatever medium, regardless of whether such documents, data, or equipment contains confidential information.

(c)    Protection of Confidential Information. Executive acknowledges and agrees that the Company and its affiliates, in the course of performing their business activities, acquire and develop Confidential Information (as defined below) that provides the Company and its affiliates with a business advantage and that Executive has developed and been provided with such Confidential Information during employment. Executive agrees that Executive will not, directly or indirectly, at any time, use (whether on Executive’s own behalf or on behalf of any other person or entity) or disclose (to any person or entity) any Confidential Information, except as may be required by law. “Confidential Information” means all confidential, proprietary, and non-public information (whether in written, electronic, or other form) of the Company or any of its affiliates (including without limitation any predecessors thereof), or third parties with whom the Company or its affiliates do business, including without limitation trade secrets; business information; information regarding the assets and affairs of the Company or its affiliates; financial information; operating methods or strategies; marketing plans or strategies; competitive know-how; processes; designs; formulas; developmental or experimental work; forecasts; client lists or other client-related information of any kind; and any other information of a similar nature not already in the public domain. Confidential Information also includes any information in relation to which the Company or any of its affiliates owes a duty of confidentiality. Confidential Information shall not include any information that is in or enters the public domain, or is or becomes generally known in the industry in which the Company operates, other than by disclosure by the Executive or any other person or entity in violation of any confidentiality or other obligation. In the event Executive is required by law to disclose Confidential Information, Executive will (unless prohibited by law) (i) immediately (and prior to such disclosure) notify the Company and cooperate with the Company in any efforts by the Company to oppose such disclosure, and (ii) disclose only that portion of the Confidential Information that Executive is advised by written opinion of counsel is legally required to be disclosed and exercise best efforts to ensure that such Confidential Information will be afforded confidential treatment.

(d)     Permitted Disclosures. Nothing in this Section 7, this Agreement, the EPIIA, or otherwise shall prohibit Executive, the Company, or any other person or entity from (i) reporting possible violations of federal law or regulation to any government agency or entity or self-regulatory organization or making disclosures that are protected under the whistleblower provisions of federal law or regulation, or (ii) supplying truthful information to any government authority or in response to any lawful subpoena or other legal process or making any disclosures required by law. In addition, notwithstanding anything in this Section 7, this Agreement, the EPIIA, or otherwise, in accordance with the U.S. Defend Trade Secrets Act of 2016, (i) Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (II) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose a trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

(e)     Acknowledgements. Executive acknowledges and agrees that in the event that Executive breaches any of the provisions in Section 6 or this Section 7 (or under the EPIIA), the Company and its affiliates shall suffer immediate, irreparable injury and will, therefore, be entitled to seek injunctive relief, in addition to any other damages to which it or they may be entitled, as well as the costs and reasonable legal fees it or they incur in enforcing its or their rights. Executive further acknowledges and agrees that any claim Executive may have against the Company or any of its affiliates, whether under this Agreement or otherwise, will not be a defense to enforcement of the restrictions set forth in Section 6 and this Section 7 (or under the EPIIA). If any covenants set forth in this Agreement are deemed invalid or unenforceable for any reason, it is the intention of the Executive and the Company that such covenants be equitably reformed or modified only to the extent necessary to render them valid and enforceable in all respects. Executive further agrees that the each of the Company’s affiliates is a beneficiary of the restrictions set forth in Section 6 and this Section 7 and may enforce Section 6 and this Section 7.

        Section 8.     Cooperation Following Termination

Executive agrees that following the Separation Date, Executive will reasonably cooperate with the Company and its affiliates as to any and all claims, controversies, disputes, or complaints of which Executive has any knowledge or that may relate to Executive or his employment or other relationship with the Company or its affiliates. Company will reimburse Executive for any reasonable out-of-pocket expenses incurred, following the Separation Date and with the advance written approval of the Company, pursuant to providing cooperation under this Section 8. Such cooperation includes but is not limited to providing the Company and its affiliates with all information known to Executive related to such claims, controversies, disputes, or complaints.

Section 9.    No Admission of Wrongdoing

        Nothing in this Agreement constitutes or should be construed to constitute an admission or evidence of any liability or fault or wrongdoing on the part of any Party or any Released Party.

        Section 10.    Governing Law and Dispute Resolution

        This Agreement shall be governed by, subject to, and construed under the laws of the State of Delaware irrespective of any otherwise applicable principles of conflicts of law. Executive and the Company agree that any disputes or claims arising under or related to this Agreement shall be resolved in accordance with the Arbitration section of the Offer Letter Agreement; provided that, for the avoidance of doubt, (i) any other agreement between Executive and the Company or any of its affiliates, whether or not referenced in this Agreement, will be subject to the governing law, dispute resolution, and related provisions of such agreement, and (ii) nothing in this Agreement is intended to prevent any Party or other person or entity from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any action or claim that is determined cannot be subject to arbitration as a matter of law must be brought exclusively in the state or federal courts covering the State of Delaware, and each Party consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such proceeding and waives any objection to venue laid therein.

        Section 11.     WAIVER OF JURY TRIAL

THE PARTIES HERETO HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY (AND WITH RESPECT TO ANY DISPUTE OR CLAIM SUBJECT TO ARBITRATION UNDER SECTION 10, ALSO WAIVE THE RIGHT TO A TRIAL IN COURT) WITH RESPECT TO ANY DISPUTES OR CLAIMS (WHETHER STATUTORY, COMMON LAW, OR OTHERWISE) ARISING OUT OF, IN CONNECTION WITH, OR RELATING TO THIS AGREEMENT.

        Section 12.    Inurement and Assignment

        This Agreement shall inure to the benefit of, and be binding upon, the Parties’ heirs, executors, assigns, successors, and legal representatives. Company, but not Executive, shall have the right to assign this Agreement or its rights under this Agreement.

        Section 13.    Severability

        If any provision of this Agreement (other than the general release in Section 2) is adjudged to be invalid for whatever reason, such invalidity shall not affect any other clause of this Agreement, and such clauses shall remain in full force and effect.

        Section 14. Entire Agreement; Prior Agreements; Amendment; Waiver

        This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements, oral or written, regarding the subject matter hereof. This Agreement may not be changed, altered, waived, or otherwise amended except by mutual agreement in writing signed by the Parties.

        Section 15. Counterparts and Headings

This Agreement may be signed in counterparts and all counterparts taken together constitute one document. The headings of the sections, subsections, paragraphs, subparagraphs, clauses, and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof.

Section 16.    Section 409A

The Parties intend that this Agreement be interpreted in the least restrictive manner necessary to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”), to the extent applicable, and without resulting in any increase in the amounts owed hereunder by the Company. Notwithstanding the foregoing or anything else herein to the contrary, neither the Company nor any of its affiliates nor any of their respective directors, officers, partners, members, employees, and advisors shall be held liable for any taxes, interest, or other amounts owed by Executive as a result of Section 409A. Notwithstanding anything herein to the contrary, any “deferred compensation” (as defined in Section 409A) payable hereunder as a result of Executive’s termination of employment shall not be paid unless and until Executive has undergone a “separation from service” (as defined in Section 409A). No reimbursement or in-kind benefit provided hereunder shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which Executive is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred. If any right to payment hereunder is deemed a right to an installment payment, such right shall be treated as a right to a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment for purposes of Section 409A.

Section 17.     Consideration and Expiration of Offer

Executive is hereby advised to consult with counsel before executing this Agreement. Executive hereby acknowledges and understands that he has the right to consider this Agreement for a period of at least twenty-one (21) days prior to execution. Executive agrees that changes made to this Agreement, whether material or immaterial, do not restart the aforementioned twenty-one (21) day period. Executive further acknowledges and understands that for seven (7) days following Executive’s execution of this Agreement, Executive may revoke this Agreement by providing written notice to the Company to be received within this seven-day period. Any such revocation must be sent to Erik Atkisson, General Counsel and Chief Compliance Officer, Eiger BioPharmaceuticals, Inc., 2155 Park Boulevard, Palo Alto, CA 94306, or eatkisson@eigerbio.com. This Agreement shall not become effective or enforceable until the seven-day revocation period has expired without revocation. Executive understands that the offer contained in this Agreement is considered withdrawn if Executive has not signed and returned to the Company a signed original of this Agreement such that it becomes effective and no longer subject to revocation by Executive (as described in this Section) no later than 60 days following the Separation Date (i.e., no later than February 12, 2023).

THE UNDERSIGNED, INTENDING TO BE LEGALLY BOUND BY THE FOREGOING TERMS, HEREBY APPLY THEIR SIGNATURES VOLUNTARILY AND WITH FULL UNDERSTANDING OF THE TERMS OF THIS AGREEMENT AND EXECUTE THIS AGREEMENT AS OF THE DATES SET FORTH BELOW. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE IS WAIVING ALL LEGAL CLAIMS THAT EXECUTIVE MAY HAVE AGAINST THE COMPANY AND RELATED PERSONS/ENTITIES, AS DESCRIBED IN SECTIONS 2 AND 4 OF THIS AGREEMENT.

/s/ David Cory_______________________            02/04/23___________________
David Cory                            Dated

/s/ Thomas Dietz_____________________            02/06/23___________________
Eiger BioPharmaceuticals, Inc.                Dated

By: Thomas Dietz____________________
Title: Chairman______________________